EXHIBIT 14

                          Standards of Business Conduct
                                (Code of Ethics)

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                                 [Spectrum Logo]


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                                FELLOW EMPLOYEES:

     Spectrum was founded and has been built on the highest standards of technical excellence and ethical business conduct. The success of the Company since 1982 is a reflection of our adherence to those standards.

     All  of  us  can  take  pride  in  that  record.

     As a government contractor, business prudence dictates that we must assure that our people are aware of and acting in compliance with the standards of business conduct that we have set for ourselves.

     This booklet outlines those standards of business conduct and is also a Company policy statement.

     I am confident that all of you will be diligent in applying these standards to your daily business practice.

     Sincerely  yours,

     /s/  Donal  R.  Myrick
     ----------------------
     Donal  R.  Myrick

     President


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INTRODUCTION:

     The company depends on the judgment and high personal standards of supervisors, in both words and conduct, to avoid placing, or seeming to place pressure on subordinates that could cause them to deviate from acceptable norms of conduct. Any questions about the propriety of any action should be brought to the attention of the employee's supervisor or the President of the Company.

     QUALITY. Employees shall ensure that the quality standards of the Company and its contracts are met, that necessary testing is conducted and that inspection and testing documentation is complete, accurate and truthful.

     COMPANY BOOKS, RECORDS, ACCOUNTS AND REPORTS. All Company books, accounts, records, contract reports and financial reports must be maintained accurately, with complete documentation, in an auditable manner, and in accordance with generally accepted accounting principles. No entries will be made, or reports issued, that intentionally conceal or disguise the true nature of a transaction. All funds and accounts established by the Company must be accurately described in relevant books and records. No undisclosed, unrecorded or "off book" funds or assets will be established or maintained for any purpose. Payments will be made only for actual services or products delivered. Documents must be dated with the actual date of execution or creation unless the document clearly states that the date is to be regarded as an "as of" date. Company records will be retained in accordance with Company policy.


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POLITICAL  CONTRIBUTIONS  &  LOBBYING:

     No Spectrum assets, including employee work time, may be contributed to any political candidate, party or campaign. In those cases where political contributions are legal, no Company contributions shall be made without written permission from the President of Spectrum.

     Lobbying, which is the contact of government legislative personnel with the intent to influence legislative branches of government (federal or state) must be coordinated with the Spectrum corporate office. This restriction is not intended to inhibit employees from expressing their personal views on legislation to their elected governmental representatives, as long as these personal actions do not appear to represent Spectrum in any way.


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REPORTS:

     Management shall ensure that all reports of suspected impropriety are handled with strict confidentiality within the Company.

     An  employee  who  suspects that a violation of these Standards of Business
Conduct  has  occurred  is  obligated  to  make  a  report  to:

-     His  or  her  appropriate  supervisor,  or
-     The  General  Manager  of  the  appropriate  operating  unit;  or
-     The  President  of  the  Company.

     Reports to the President may be made directly. Such reports are given strict confidentiality.


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PROCUREMENT  DECISIONS:

     Procurement decisions will be made exclusively on the basis of the Company's best interests, considering such factors as quality, service, price, financial responsibility and maintenance of reliable sources of supplies. It is improper for an employee to seek or receive favored treatment from a potential or actual supplier in the form of gifts gratuities, entertainment, loans or other payments that would influence his or her judgment in selecting a supplier of goods or services for the Company.

     RECIPROCAL AGREEMENTS. It is improper for any Spectrum employee to make a decision to buy services or products solely because the supplier buys or uses any goods or services sold by the Company. Reciprocal sales agreements for this purpose are strictly forbidden.

     BUSINESS WITH FORMER SPECTRUM EMPLOYEES. Purchasing supplies or services (e.g., consultant) from a former Spectrum employee is not permitted until one year has passed since the employee left the Company's employ. This does not relate to doing business with a company that has hired a former employee of Spectrum. Deviations must be approved in writing by the Operating Unit General Manager or the Company President.


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BRIBES,  KICKBACKS  &  PAYOFFS:

     Spectrum employees and consultants may not offer, give, solicit or receive any form of bribe, kickback or payoff. Spectrum employees and its consultants will comply strictly with the provisions of the Federal Anti-Kickback and Foreign Corrupt Practices Act and will notify corporate legal counsel of any possible violation of the acts.

     FEDERAL ANTI-KICKBACK ACT. The anti-kickback act prohibits payment or receipt of any kind by and on behalf of a company for the purpose of improperly obtaining or rewarding favorable treatment on a government contract or subcontract. This applies to direct as well as indirect payments, such as commissions, fees, or other payments to any attorney, agent, consultant or other person or entity when part of the payment is to be used for a bribe, kickback or other illegal or unethical activity.

     FOREIGN CORRUPT PRACTICES ACT. The corrupt practices act prohibits payments to foreign officials or their representatives to influence an official act or decision. Indirect payments in the form of commissions or fees to foreign agents or consultants of Spectrum who pass money on to foreign officials or their representatives also are prohibited.


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Policy
------

     No employee/consultant of Spectrum will take any actions or make any associations that may conflict with the best interest of Spectrum or take any actions for the company that are illegal.

     Employees shall not serve as a part-time employee or consultant for a competitor or engage or be interested directly or indirectly in any business or activity that is competitive with the principal business conducted by the company without the written permission of the President or Vice President of Spectrum.

     Employees/consultants shall not pay or accept bribes. This is all inclusive and covers, but is not limited to, the securing of business, the purchase of services or goods, and the settlement of claims.

     Each employee/consultant is responsible for immediately notifying the President or Vice President of any indication that there has been a conflict of interest.


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     Outside  Employment.  Outside professional employment is generally contrary to the firm's policy. However, the use of each person's time outside of the office is a personal matter, and it is permissible to undertake work that does not create a conflict of interest or other conflict or interfere with the employee's/consultant's activities on the job.

Policy
------

A.)     When  performing outside professional services, the following rules must be  observed.

1.) Professional services are not to be performed on office premises, either during or after regular office hours. This includes the use of company equipment. The restriction also applies to the use of office telephones relating to outside employment.

2.)     There  is  to  be  no  conflict  of  interest or other conflict with the employment requirements of the firm, including any requirement for overtime work.

3.)     Personal  client  and  other interested parties must be clearly informed that outside professional services are being performed without any supervision or connection with the regular employment of the firm.

B.) Staff members or consultants performing outside professional services are encouraged to procure professional liability insurance to protect themselves from claims that might arise out of such services. The professional liability insurance carried by the firm does not cover professional staff members providing outside services.

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EXPENSE  REPORTING.  Expense  reports shall accurately reflect expenses incurred in the course of doing business. Expense reports will clearly separate allowable and unallowable expenses as defined in federal acquisition regulations.

     THE REPORTING. Employees shall record and charge their time accurately and to the proper accounts. Supervisors are responsible for ensuring that employees' time is charged properly.

     CLASSIFIED AND PROPRIETY INFORMATION. Spectrum employees are required to protect classified information in accordance with all applicable government security regulations. Employees are also required to safeguard Company proprietary information, disclosing it to others within the Company only on a need-to-know basis and to those outside the Company only after management review and approval. The same requirements also apply to protecting proprietary information entrusted to Spectrum by a third party.

     UNLAWFUL DRUGS. Possessing, using or storing unlawful drugs at any Spectrum facility is prohibited at all times and under all circumstances.

     ALCOHOLIC BEVERAGES. Possessing, consuming or storing alcoholic beverages at any Spectrum facility generally is prohibited.


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CONFLICTS  OF  INTEREST:

     There are many ways in which a conflict between an employee's personal interests and those of the Company may arise. A conflict of interest [may arise in any situation that] could prevent fair and impartial discharge of job duties, adversely affect on-the-job performance or result in an improper gain or advantage for an employee or third party.

     Conflicts of interest must be avoided whenever possible. Therefore, employees should take care to avoid even the appearance of a conflict between the interest of the Company and their own or a related party. In questionable situations, employees should direct requests for determination of whether or not a conflict exists to the Operating Unit General Manager or the Company President.


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COMPLIANCE  AND  DISCIPLINE:

     Spectrum expects its employees and consultants to comply with all provisions of these Standards of Business Conduct, to rely on their own high standards and reasoned evaluation in ambiguous situations and to seek the advice and counsel of management and corporate legal counsel to clarify issues not covered by these standards. Violations of these Standards could result in criminal or civil actions against the Company, its employees and its consultants.

     In the event an employee or consultant is accused of violating these Standards, that employee/consultant will be given an opportunity to explain his or her actions. If an investigation determines a violation did occur, the Company will have not recourse but to discipline that employee or administrative measures up to and including dismissal from the Company or any other remedies provided by law.

     Supported by the findings of an investigation, disciplinary action may be taken against:

- Any employee who deliberately fails to report a violation or deliberately withholds pertinent information concerning a violation of these Standards.
- The supervisory of an individual found in violation of these Standards, to the extend that the circumstances of the violation reflect inadequate supervision or lack of diligence.
- Any supervisor who retaliates, directly or indirectly, or encourages others to do so against any employee who reports a violation of these Standards.
- Any employee who deliberately provides false information concerning a violation of these Standards.


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                       SPECTRUM SCIENCES & SOFTWARE, INC.
                242 Vicki Leigh Road, Ft. Walton Beach, FL 32547
                             Tel:     (850) 862-3031
                             Fax:     (850) 862-8111

                           GRAND BAY RANGE OPERATIONS
                       130 Oak Trace Rd., Hahira, GA 31632
                             Tel:     (912) 257-2765
                             Fax:     (912) 257 4515
                            Cellular:  (912) 251-1616

                                 GILA BEND AFAF
                     Bldg.  2008 GBAFAF Gila Bend, AZ 85337
                             Tel:     9520) 683-6224
                             Fax:     (520) 683-2586

                                  ALASKA OFFICE
                     9105 Cranberry Way Anchorage. AK 99502
                             Tel:     (907) 245-1325


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